PRESS RELEASE
For Immediate Distribution                 Contact: Intrepid Potash Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash Inc. Announces Preliminary Second Quarter 2012 Sales and Production Results and Schedules Second Quarter 2012 Conference Call; Potash Sales Exceeded Outlook

DENVER; July 17, 2012 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced today preliminary sales and production results for the second quarter 2012.

This release is focused only on preliminary second quarter 2012 information. Intrepid is scheduled to release second quarter 2012 financial results, including a current market update, capital project status and operations outlook after market close on Wednesday, August 1, 2012.

Preliminary Sales and Production Results

Preliminary
Three Months Ended
June 30, 2012
Potash
Production (tons)	165,000 - 175,000
Sales (tons)	180,000 - 190,000
Average Net Realized Sales Price ($/ton)	$460 - $470
Cash COGS, net of by-product credit ($/ton)	$175 - $185

Total COGS ($/ton)	$235 - $245

Trio®
Production (tons)	30,000 - 35,000
Sales (tons)	25,000 - 30,000
Average Net Realized Sales Price ($/ton)	$315 - $325
Cash COGS ($/ton)	$200 - $210

Total COGS ($/ton)	$275 - $285

Selling and Administrative	$8 - $10 million

On a preliminary basis, Intrepid estimates that it produced between 165,000 and 175,000 tons of potash and sold between 180,000 and 190,000 tons of potash during the second quarter of 2012.

Sales results for the second quarter reflect our sales and marketing activities into our diverse core markets, relatively stable agricultural sales volumes, and a solid industrial and feed market.

Production results for the second quarter include the benefit of record hoisting rates at our West mine in Carlsbad, New Mexico, where we set three daily records for tons hoisted and processed in the month of June. Our Moab, Utah solar solution operations are experiencing a good evaporation season this summer during our normal summer shutdown in anticipation of the fall harvest. Additionally, we continue to dedicate significant resources focused on the long-term improvement plan to address the production challenges we continue to face at our East surface facility in Carlsbad, New Mexico.

On a preliminary basis, Intrepid estimates that it produced between 30,000 and 35,000 tons of Trio® and sold between 25,000 and 30,000 tons of Trio® during the second quarter of 2012. During the quarter we intentionally built a modest level of inventory to accommodate larger bulk sales and manage shipments more effectively.

Intrepid reports “average net realized sales price,” which is an operating performance measure. Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

Second Quarter 2012 Conference Call

Intrepid is scheduled to release second quarter 2012 financial results after market close on Wednesday, August 1, 2012. The teleconference call to discuss second quarter 2012 results is scheduled for Thursday, August 2, 2012, at 8:00 a.m. MDT (10:00 a.m. EDT). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing second quarter 2012 results will be available on the Intrepid website before the call under "Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through September 2, 2012.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities -- three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab. The website address for Intrepid is www.intrepidpotash.com.

* * * * * * * * * * *
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

This document also contains preliminary financial and operating results for the second quarter of 2012. Preliminary results are our estimates of actual results based on currently available information. We have not completed our normal quarterly closing and review procedures. While we believe our preliminary results are meaningful, they could be materially different from our actual results. In addition, you should be aware that preliminary results cover only a subset of all of the financial and operating information that will be included with our actual results.

All information in this document speaks as of July 17, 2012. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.